Exhibit 99.1

Community Valley Bancorp Reports Results for Third Quarter 2009 and Nine Months Ended September 30, 2009

(Chico, CA 11/16/09) — Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”) and Butte Community Insurance Agency, LLC (the “Agency”), today announced its financial results for the third quarter and nine month periods ended September 30, 2009.

Keith Robbins, President and CEO of Community Valley Bancorp, announced a net loss of $3.6 million or ($.55) per diluted share for the third quarter of 2009.  This represents a decrease of $4.9 million or ($.75) per diluted share from the third quarter of 2008.  The primary reason for the loss was the additions made to the allowance for loan losses of $5.9 million during the third quarter of 2009 as compared to $750,000 in the third quarter of 2008.  For the nine months ended September 30, 2009, the net loss was $6.0 million or ($.91) per diluted share representing a decrease of $9.1 million or ($1.36) per diluted share.    The same reason holds true for the loss for the nine month period ended September 30, 2009 as the provision for loan losses was $13.0 million for the nine months ended September 30, 2009 as compared to $1.4 million for the same period in 2008.   The loss for the nine months ended September 30, 2009 was also influenced by a decline in net interest income which was partially offset by increases in non-interest income and the recognition of income tax benefits in the current year.

The Company’s balance sheet at September 30, 2009 reflected total assets of $553.7 million and total deposits of $490.3 million, representing decreases of 7.7% and 8.1% respectively, from the September 30, 2008 totals of $600.3 million and $533.4 million. Interest-bearing deposits, primarily higher cost certificate of deposits, decreased $43 million or 9.4%, from $459.9 million at September 30, 2008, to $416.9 million at September 30, 2009.  Non-interest bearing demand deposits remained unchanged from September 30, 2008 at $73.4 million.  Loans, net of the allowance for loan losses, decreased by $44.9 million, or 9.0%, from $497.6 million at September 30, 2008, to $451.7 million at September 30, 2009.

Non-performing assets have increased substantially from the same period in the prior year and totaled $ 43.4 million at September 30, 2009 consisting of $29.9 million in non-performing loans and $13.5 million in Other Real Estate (ORE).  These totals are up slightly from the June 30, 2009 amounts of $27.0 million in non-performing loans and $12.6 million in ORE.  At September 30, 2008 non-performing assets included loans totaling $8.2 million and $1.5 million in ORE.   The Company continues to diligently work through its non-performing assets, but the legal procedures to obtain control of collateral on non-performing loans is a lengthy process and with today’s weak economic conditions, property liquidations remain slow.   However, the Company has fourteen accepted offers for properties totaling $5.1 million which are in various stages of escrow that should close before December 31, 2009.

Charged-off loans net of recoveries, were $2.3 million, or 0.51% of outstanding loans, for the three month period ended September 30, 2009 compared to net charge-offs of $418,000, or .08% for the three month period ended September 30, 2008. For the nine month period ended September 30, 2009 charged-off loans net of recoveries was $8.1 million as compared to $638,000 for the nine month period ended September 30, 2008.  The ratio of the allowance for loan losses to total loans outstanding was 2.75% at September 30, 2009 compared to 1.29% at September 30, 2008.

Net interest income for the third quarter ended September 30, 2009 decreased $1.4 million or 19.6% to $5.6 million as compared to $7.0 million for the same period in 2008.  Interest income from earning assets was $7.1 million for the third quarter which was $2.4 million or 25.3% less than the same period in 2008. The decrease in interest income was the result of lower interest rates on earning assets during the quarter and a higher level of non-earning assets.  Interest expense was $1.4 million for the third quarter ended September 30, 2009 which was $1.0 million or 41.4% less than the same period in 2008. This decrease was also due to lower interest rates paid on deposits and other borrowings.  As a result, the net interest margin for the third quarter ended September 30, 2009 declined 86 basis points to 4.40% as compared to 5.26% for the third quarter of 2008.  This margin has improved 23 basis points from the 4.17% margin at June 30, 2009.  That expansion is primarily attributed to lower funding costs, as we carefully managed our deposit pricing and replaced higher yielding certificate of deposits with lower cost funds as the third quarter net interest income reached a high for the year.  This has been accomplished by attracting local deposits and not depending on brokered funding sources.

Net interest income for the nine months ended September 30, 2009 decreased $4.1 million or 20.0% to $16.3 million as compared to $20.4 million for the same period in 2008.  Interest income from earning assets was $21.7 million for the first nine months of 2009 which was $6.6 million or 23.4% less than the same period in 2008.  For the nine month period ended September 30, 2009 interest expense was $5.4 million which was $2.6 million or 32.2% less than the same period in 2008.   The decrease in interest income and expense reflects the declining interest rate environment as well as the impact from the higher level of non-earning assets.  As a result, the net interest margin for the first nine months of the year ended September 30, 2009 declined 110 basis points to 4.11% as compared to 5.21% for the same period in 2008.

Non-interest income for the quarter ended September 30, 2009 decreased $390,000, or 15.4% to $2.1 million compared to $2.5 million in the same quarter of 2008.  Non-interest income for the first nine months ended September 30, 2009 increased $2.9 million, or 43.8% to $9.6 million compared to $6.7 million in the same period in 2008.  Increases in service charges and loan servicing fees were realized in both periods.  However, the major transaction impacting the nine month period was the sale of the merchant processing portfolio in the first quarter of 2009, which produced a pretax gain of $2.6 million.

Non-interest expense for the quarter ended September 30, 2009 increased by $1.7 million, or 25.0% to $8.7 million compared to $7.0 million for the same period in 2008.   Non-interest expense for the nine months ended September 30, 2009 was $23.5 million compared to $20.6 million in the same period in 2008, an increase of $2.9 million or 13.8%.  The increase in both periods was attributable to expenses associated with loan foreclosures and subsequent write downs of ORE properties totaling $2.3 million and $3.6 million respectively, for the three and nine month periods ended September 30, 2009 compared to $31,000 and $39,000 for the same periods in 2008.  There was also the negative impact from increases in FDIC insurance costs through increased premiums and the special assessment levied at the end of the third quarter.  For the three and nine month periods ended September 30, 2009, these expenses were $267,000 and $1.3 million, respectively, compared to a charge of $78,000 and $234,000 for the three and nine month periods ended September 30, 2008 respectively.

The Company’s annualized return on average assets (ROAA) was (2.53)% in the third quarter of 2009 compared to 0.89% in 2008 and annualized return on average equity (ROAE) was (38.17)% in the third quarter of 2009 compared to 12.73% in 2008. On a year to date basis ROAA was (1.36)% in 2009 compared to 0.74% in 2008 and ROAE was (20.08)% in 2009 compared to 9.21% in 2008.

As we have reiterated for the last several quarters, credit quality and the resolution of non-performing loans continue to be a priority for our Company.  Our team of professional bankers continues to work diligently to solve credit problems and find solutions for our borrowers.   From the end of 2008, we have seen an increase in foreclosed assets, which indicates the migration of some problem credits through the credit resolution process. We continue to focus on ensuring that our allowance for loan losses is adequate, and to that end, we are committed to maintaining a well-funded reserve as we navigate through this credit cycle.

Finally, we believe that the economic environment will remain challenging for the remainder of 2009 and into 2010.  Our liquidity position, significant allowance for loan and lease losses, and experienced management team give us confidence that we will persevere through this current economic time and regain our position as a profitable Company.

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	September 30, 2009	December 31, 2008	September 30, 2008
ASSETS
Cash and due from banks	$12,703,000	$21,743,000	$15,576,000
Federal funds sold	23,220,000	36,605,000	41,110,000
Interest-bearing deposits in banks	2,740,000	2,576,000	3,170,000
Investment securities	5,697,000	7,096,000	8,640,000

Loans:
Real estate	271,182,000	317,022,000	313,540,000
Commercial	129,352,000	112,414,000	126,701,000
Consumer	63,711,000	65,390,000	62,558,000
Other	409,000	320,000	1,911,000
Deferred loan originations fees, net	(218,000)	(478,000)	(539,000)
Allowance for loan losses	(12,771,000)	(7,826,000)	(6,524,000)

Total loans, net	451,665,000	486,842,000	497,647,000

Premises and equipment	5,701,000	7,013,000	8,798,000
Other real estate	13,484,000	2,068,000	1,521,000
Accrued interest receivable and other assets	38,482,000	31,301,000	23,866,000

Total Assets	$553,692,000	$595,244,000	$600,328,000

LIABILITIES
Noninterest-bearing deposits	$73,443,000	$82,159,000	$73,454,000
Interest checking, money market & savings deposits	260,547,000	256,411,000	272,772,000
Time deposits	156,326,000	187,915,000	187,143,000

Total deposits	490,316,000	526,485,000	533,369,000

Notes payable	4,659,000	5,054,000	4,976,000
Junior subordinated debentures	8,248,000	8,248,000	8,248,000
Accrued interest payable and other liabilities	16,302,000	15,318,000	13,063,000

Total liabilities	519,525,000	555,105,000	559,656,000

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	34,167,000	40,139,000	40,672,000

Total Liabilities and Shareholders’ Equity	$553,692,000	$595,244,000	$600,328,000

Nonperforming loans to total loans	5.82%	3.01%	1.63%
Net chargeoffs to average loans (annualized)	2.27%	0.24%	0.33%
Allowance for loan losses to total loans	2.75%	1.58%	1.29%
Leverage Ratio	6.16%	8.09%	8.11%
Tier 1 Risk-Based Capital Ratio	6.74%	8.76%	8.93%
Total Risk-Based Capital Ratio	8.01%	10.01%	10.18%

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

Three months ending:	September 30, 2009	September 30, 2008	% Change
Interest income	$7,079,000	$9,471,000	(25.26)%
Interest expense	1,429,000	2,439,000	(41.41)%

Net interest income	5,650,000	7,032,000	(19.65)%
Provision for loan losses	5,900,000	750,000	686.67%
Total noninterest income	2,149,000	2,539,000	(15.36)%
Total noninterest expense	8,694,000	6,956,000	24.99%

(Loss) income before (benefit) provision for income taxes	(6,795,000)	1,865,000	(464.34)%
(Benefit) provision for income taxes	(3,232,000)	564,000	(673.05)%

Net (loss) income	$(3,563,000)	$1,301,000	(373.87)%

Basic (loss) earnings per share	$(0.55)	$0.20	(375.00)%
Diluted (loss) earnings per share	$(0.55)	$0.20	(375.00)%
Average shares outstanding	6,531,724	6,605,621	(1.12)%

Net interest margin as a percentage of earning assets	4.40%	5.26%	(16.35)%

Operating Ratios:
Return on average assets (annualized)	(2.53)%	0.89%	(384.27)%
Return on average equity (annualized)	(38.17)%	12.73%	(399.84)%
Efficiency ratio (fully taxable equivalent)	111.48%	72.67%	53.41%

Nine months ending:	September 30, 2009	September 30, 2008	% Change
Interest income	$21,734,000	$28,379,000	(23.42)%
Interest expense	5,397,000	7,960,000	(32.20)%

Net interest income	16,337,000	20,419,000	(19.99)%
Provision for loan losses	13,000,000	1,425,000	812.28%
Total noninterest income	9,646,000	6,708,000	43.80%
Total noninterest expense	23,526,000	20,669,000	13.82%

(Loss) income before (benefit) provision for income taxes	(10,543,000)	5,033,000	(309.48)%
(Benefit) provision for income taxes	(4,580,000)	1,864,000	(345.71)%

Net (loss) income	$(5,963,000)	$3,169,000	(288.17)%

Basic (loss) earnings per share	$(0.91)	$0.45	(302.22)%
Diluted (loss) earnings per share	$(0.91)	$0.44	(306.82)%
Average shares outstanding	6,538,895	7,100,673	(7.91)%

Net interest margin as a percentage of earning assets	4.11%	5.21%	(21.11)%

Operating Ratios:
Return on average assets	(1.36)%	0.74%	(283.78)%
Return on average equity	(20.08)%	9.21%	(318.02)%
Efficiency ratio (fully taxable equivalent)	90.54%	76.20%	18.82%

Other Information and Disclaimers

About Community Valley Bancorp

Butte Community Bank, a subsidiary of Community Valley Bancorp (CVLL.OB), is a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.  Butte Community Insurance Agency, a subsidiary of Community Valley Bancorp, is a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is California state-chartered with 15 branches in eleven cities including Anderson, Chico, Colusa, Corning, Magalia, Marysville, Oroville, Paradise, Red Bluff, Redding and Yuba City.  It also operates a loan production office in Citrus Heights. Community Valley Bancorp has headquarters in Chico, California.

Forward Looking Statement Disclosure

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Community Valley Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe the Company’s expectations regarding future events and developments and are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the Company’s future financial results and performance. This could cause results of performance to differ materially from those expressed in the Company’s forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward looking statements. All forward-looking statements are representative only on the date hereof.